Exhibit 99.1

NEWS RELEASE

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion
or $2.51 Per Share
Adjusted earnings of $1.9 billion or $2.97 per share

Third-Quarter Highlights

•	Realized high refining margins
•	Achieved 96 percent refining utilization
•	Impacted by low NGL prices in Midstream
•	Continued strong olefins chain margins
•	Generated operating cash flow of $1.9 billion
•	Paid $125 million in dividends
•	Repurchased $111 million of common stock
•	Reported YTD annualized ROCE of 18 percent

HOUSTON, Oct. 31, 2012 --- Phillips 66 (NYSE: PSX) announces third-quarter earnings of $1.6 billion and adjusted earnings of $1.9 billion. This compares with earnings of $1.0 billion and adjusted earnings of $1.5 billion in the third quarter of 2011.

“We had a solid quarter as a result of achieving strong utilization rates and running more advantaged feedstocks. We continue to focus on safe and reliable operations throughout the company,” said Greg Garland, Phillips 66 chairman and chief executive officer. “Our operating cash flow enabled us to return more than $235 million of capital to our shareholders.”

“Our participation in refining and marketing, midstream and chemicals creates unique potential for growth. Our portfolio provides us the opportunity to invest in high-value infrastructure, midstream and chemicals projects,” Garland added.

Refining and Marketing (R&M)

R&M generated earnings of $1,648 million during the third quarter, compared with $785 million a year ago. R&M adjusted earnings were $1,675 million, an increase of $414 million from the same period last year. Within R&M, Refining recorded earnings of $1,580 million, and Marketing, Specialties and Other generated $68 million.

Refining adjusted earnings were $568 million higher than a year ago largely as a result of improved refining margins. Average worldwide market crack spreads increased approximately 40 percent, and the company captured most of this improvement achieving a realized refining margin of $17.05 per barrel. In the Central Corridor region, the company’s realized refining margin was $31.83 per barrel, capturing 88 percent of the market crack spread. Compared with the same quarter last year, Phillips 66’s worldwide refining utilization increased from 92 percent to 96 percent, despite a three-week shutdown of the Alliance Refinery due to Hurricane Isaac.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.9 Billion)

The company has the capability to run lower-cost Canadian crudes and has access to multiple transportation systems to reliably deliver these crudes to its U.S. refineries. Additionally, the company is taking steps to process more advantaged crudes as part of its ongoing strategy to enhance returns. During the third quarter, 63 percent of the company’s U.S. crude slate was considered advantaged.

Compared with the second quarter of 2012, Refining earnings benefitted approximately $250 million from feedstock advantages as the company realized reduced crude costs versus Light Louisiana Sweet (LLS) in the Gulf Coast region and Brent in the Atlantic Basin/Europe region. Crude advantages in the Central Corridor region remained particularly strong, in line with the second quarter. In addition, Refining earnings improved by approximately $100 million in the third quarter due to inventory impacts. Refining pre-tax turnaround expenses were $34 million, $80 million less than the second quarter of 2012.

Marketing, Specialties and Other contributed adjusted earnings of $95 million during the third quarter, a decrease of $154 million from the prior year. Overall margins declined primarily due to inventory management, as well as lower marketing margins, attributable to increasing product costs. In addition, supply disruptions, such as those caused by Hurricane Isaac, adversely impacted results.

Midstream

The Midstream segment recorded a loss of $77 million for the third quarter, including a $133 million noncash impairment of Phillips 66’s investment in the Rockies Express Pipeline (REX). Midstream adjusted earnings were $56 million, compared with $118 million the prior year. This decrease was primarily related to the company’s equity investment in DCP Midstream (DCP) which experienced declining natural gas liquids (NGL) prices and higher operating costs, partially offset by lower depreciation expense. Phillips 66’s share of DCP’s third-quarter earnings were $39 million, compared with $87 million a year ago.

In the third quarter, NGL prices declined more than 40 percent from the same period in 2011. This significant decrease was caused by growing NGL production from liquids-rich shale plays with limited corresponding demand increase.

DCP’s gross NGL production was 398,000 barrels per day, a slight increase from the third quarter of last year. This production increase was limited by pipeline capacity constraints, primarily in the South and Permian regions, and lower ethane prices in the Conway market.

Chemicals

The Chemicals segment consists of Phillips 66’s equity investment in Chevron Phillips Chemical Company (CPChem). Chemicals third-quarter earnings were $153 million. Adjusted earnings of $275 million exclude losses associated with the early retirement of debt, impairments of fixed assets and an increase in deferred tax liabilities.

Adjusted earnings improved $82 million compared to the same quarter last year, primarily due to improved margins and lower utility costs. Stronger olefins chain margins resulted from lower ethane and propane feedstock prices. CPChem captured cost advantages in the North American and Middle East ethylene and derivative markets by achieving high utilization rates. In CPChem’s Olefins and Polyolefins segment, global utilization was 97 percent during the third quarter, consistent with performance from the same period last year.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.9 Billion)

As planned, CPChem fully repaid its outstanding fixed-rate notes by retiring the remaining $400 million of notes during the quarter. Distributions to its owners, which had been suspended during the period of debt repayment, resumed early in the fourth quarter.

Corporate and Other

Corporate and Other costs, including interest expense, repositioning costs, corporate staff compensation and benefits, and technology, were $125 million after-tax for the quarter. Adjusted for $13 million of repositioning expenses, costs were $112 million for the third quarter including $47 million of net interest expense.

Financial Position, Liquidity and Return of Capital

During the quarter Phillips 66 generated $1.9 billion in cash from operations. The company funded a $339 million capital program.

The company ended the third quarter with $4.4 billion of cash and cash equivalents and $8.0 billion of debt. The debt-to-capital ratio was 28 percent, improved from 30 percent at the end of the second quarter. The net-debt-to-capital ratio was 15 percent at quarter close.

The company realized strong returns in the third quarter with a reported year-to-date (YTD) annualized return on capital employed (ROCE) of 18 percent. R&M and Chemicals reported returns of 21 percent and 25 percent, respectively.

Phillips 66 paid $125 million in dividends and repurchased $111 million of common stock as part of the company’s share repurchase plan. In October, Phillips 66’s Board of Directors declared a $0.25 per share dividend payable in the fourth quarter, representing a 25 percent increase. This dividend increase, along with the company’s $1.0 billion share repurchase plan, are part of Phillips 66’s strategy to return capital to its shareholders.

Strategic Initiatives

Phillips 66 continues to enhance returns and deliver growth. In R&M, the company is improving margins by accessing more advantaged feedstocks and increasing refined product export capability. In order to supply lower-cost crude to its refineries, the company recently entered into several transportation agreements and plans to improve targeted logistics infrastructure. These actions are expected to increase Phillips 66’s access to advantaged crudes. In addition, Phillips 66 continues to increase its export capability through low-cost capital investments, while also taking steps to market a wider variety of products globally when opportunities exist.

Phillips 66 remains committed to the expanding opportunities in the midstream industry as part of its strategy to deliver long-term profitable growth.  Pursuant to an agreement in principle with Spectra Energy and DCP Midstream, the company expects to acquire a one-third ownership in DCP’s Sand Hills and Southern Hills NGL pipelines, representing a total estimated investment of $700 million to $800 million. This investment will enable DCP to maintain its growth plan through 2015. The Sand Hills pipeline is expected to commence deliveries of NGL from Eagle Ford into Mont Belvieu by year-end. The second phase, with service from the Permian Basin, is targeted to be in operation in the second quarter of 2013.  The Southern Hills pipeline, which will extend from DCP’s Midcontinent region to Mont Belvieu, remains on schedule for completion in mid-2013.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.9 Billion)

CPChem announced in October that the Saudi Polymers Company world-scale petrochemicals facility in Saudi Arabia began commercial production. CPChem’s projects in the U.S. Gulf Coast are progressing as planned, including the proposed ethane cracker and related polyethylene facilities, as well as its 1-hexene plant.

Later today, Phillips 66 Executive Vice President and Chief Financial Officer Greg G. Maxwell and Executive Vice President, Commercial, Marketing, Transportation and Business Development, Tim G. Taylor will host a webcast at 11 a.m. EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to http://www.phillips66.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

Phillips 66 will hold its first Analyst Meeting on Dec. 13, 2012 in New York. Representatives from company management will discuss Phillips 66’s strategic plans for growth and value creation. The presentation will be available via live webcast on Phillips 66’s Investors site.

Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2012	2011	2012	2011
Refining and Marketing (R&M)
Refining	$1,580	$533	$2,839	$1,469
Marketing, Specialties and Other	68	252	393	578
Total R&M	1,648	785	3,232	2,047
Midstream	(77)	118	(79)	290
Chemicals	153	193	577	568
Corporate and Other	(125)	(47)	(314)	(141)
Phillips 66	$1,599	$1,049	$3,416	$2,764

Adjusted Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2012	2011	2012	2011
Refining and Marketing (R&M)
Refining	$1,580	$1,012	$2,869	$1,948
Marketing, Specialties and Other	95	249	519	547
Total R&M	1,675	1,261	3,388	2,495
Midstream	56	118	224	290
Chemicals	275	193	734	568
Corporate and Other	(112)	(47)	(271)	(141)
Phillips 66	$1,894	$1,525	$4,075	$3,212

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.9 Billion)

About Phillips 66
Headquartered in Houston, Phillips 66 is an advantaged downstream energy company with segment-leading Refining and Marketing (R&M), Midstream and Chemicals businesses. The company has approximately 14,000 employees worldwide. Phillips 66’s R&M operations include 15 refineries with a net crude oil capacity of 2.2 million barrels per day, 10,000 branded marketing outlets, and 15,000 miles of pipeline systems. In Midstream, the company primarily conducts operations through its 50 percent interest in DCP Midstream, LLC, one of the largest natural gas gatherers and processors in the United States, with 7.2 billion cubic feet per day of gross natural gas processing capacity. Phillips 66’s Chemicals business is conducted through its 50 percent interest in Chevron Phillips Chemical Company LLC, one of the world’s top producers of olefins and polyolefins with more than 30 billion pounds of net annual chemicals processing capacity across its product lines. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Alissa Hicks (media)
832-765-1014
alissa.k.hicks@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, refining and marketing margins and margins for our chemicals business; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability for remedial actions, including removal and reclamation obligations, under environmental regulations; potential liability resulting from litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission, including our Form 10 Registration Statement. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, adjusted earnings per share, and net-debt-to-capital ratio. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.  The net-debt-to-capital ratio reduces debt and capital by the amount of cash and cash equivalents shown on the balance sheet for the reflected period, and is presented to reflect the net results if the company elected to utilize its cash balances to reduce debt in the future.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Third-Quarter Earnings of $1.6 Billion (Adjusted Earnings of $1.9 Billion)

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	2012		2011
	3Q	Sep YTD	3Q	Sep YTD
Consolidated
Earnings (loss)	$1,599	$3,416	$1,049	$2,764
Adjustments:
Net (gain) loss on asset sales		(106)	143	115
Impairments	187	399	318	318
Severance accruals			15	15
Pending claims and settlements		57
Premium on early debt retirement	54	89
Repositioning costs	13	43
Repositioning tax impacts	41	177
Adjusted earnings	$1,894	$4,075	$1,525	$3,212

Earnings per share of common stock (dollars)	$2.51	$5.37	$1.65	$4.36

Adjusted earnings per share of common stock (dollars)	$2.97	$6.40	$2.40	$5.06

R&M
Earnings (loss)	$1,648	$3,232	$785	$2,047
Adjustments:
Net (gain) loss on asset sales		(106)	143	115
Impairments	27	69	318	318
Severance accruals			15	15
Pending claims and settlements		57
Repositioning tax impacts		136
Adjusted earnings	$1,675	$3,388	$1,261	$2,495

Refining
Earnings (loss)	$1,580	$2,839	$533	$1,469
Adjustments:
Net (gain) loss on asset sales		(104)	146	146
Impairments		42	318	318
Severance accruals			15	15
Pending claims and settlements		19
Repositioning tax impacts		73
Adjusted earnings	$1,580	$2,869	$1,012	$1,948

Marketing, Specialties and Other
Earnings (loss)	$68	$393	$252	$578
Adjustments:
Net (gain) loss on asset sales		(2)	(3)	(31)
Impairments	27	27
Pending claims and settlements		38
Repositioning tax impacts		63
Adjusted earnings	$95	$519	$249	$547

Midstream
Earnings (loss)	$(77)	$(79)	$118	$290
Adjustments:
Impairments	133	303
Adjusted earnings	$56	$224	$118	$290

Chemicals
Earnings (loss)	$153	$577	$193	$568
Adjustments:
Impairments	$27	$27
Premium on early debt retirement	54	89
Repositioning tax impacts	41	41
Adjusted earnings	$275	$734	$193	$568

Corporate and Other
Earnings (loss)	$(125)	$(314)	$(47)	$(141)
Adjustments:
Repositioning costs	13	43
Adjusted earnings	$(112)	$(271)	$(47)	$(141)